                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         PLM International, Inc.
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                (Name of Registrant as Specified In Its Charter)

                         PLM Stockholders Committee
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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


May 23, 1997


Dear Fellow PLM Stockholder:


       THE COMMITTEE'S OBJECTIVES ARE CLEAR -- TO MAXIMIZE STOCKHOLDER VALUE


On May 20, 1997, PLM International, Inc. ("PLM") sent a letter to all stockholders personally attacking Gary Engle and accusing him of orchestrating a "scheme to profit at your expense." To be very clear, the PLM Stockholders Committee's goals are as follows:

-- Sell PLM to the highest bidder before management further depletes the Company's capital.

-- Remove the defense measures we believe management has put in place to entrench itself and "scare off" credible buyers of your Company.

-- Elect two independent nominees to the Board - representing only a minority of the Board - to force the Board to live up to its fiduciary duty to the stockholders and conduct a fair and equitable auction of your Company.

Remember, this entire proxy fight and all the costs involved would not be necessary if the stockholders could trust that the Board is committed to pursuing these objectives. Unfortunately, your Board has sat idly by while management has recorded over $22 million in losses from 1992 to 1996 and enjoyed numerous perks and generous compensation. Stockholders and the Committee will not sit idle any longer while the value of our investment further deteriorates. By voting the GREEN CARD and electing our nominees to the Board of Directors, you will help ensure that these objectives will be achieved.


                          DOES TIDBALL DESERVE YOUR TRUST?

PLM's May 20, 1997 letter is an attempt by a desperate management team to distract you from the Committee's goals by attacking Gary Engle and the Committee's Board nominees. In this correspondence Tidball states that Mr. Engle sponsored 21 tender offers for companies that he originally organized. You should understand that investor participation in these tender offers was voluntary and that the offers were made at prices which were above the trading prices of the securities in the secondary market. All of these companies were organized prior to 1990, well before Gary Engle acquired
Equis Financial Group. The false and misleading statement that Gary Engle organized these companies demonstrates the extent to which management will go when they believe it is in their personal best interest.


As most of you know, PLM has recently been sued in a federal class action lawsuit alleging not only that PLM breached its fiduciary duties to investors in its limited partnerships, but also that beginning in 1989 and continuing through today, PLM carried out and fraudulently concealed a continuing course of conduct in order to enrich itself. Robert Tidball became PLM's President in 1989. At a minimum this litigation could cost PLM a significant amount of money in legal fees. If PLM mismanages this litigation the way it has mismanaged the Company, there could be irreparable harm to PLM's value.

           THE FACTS REGARDING THE COMPANY'S STOCK PERFORMANCE ARE
                                INDISPUTABLE.


Bob Tidball took over as President of PLM in 1989. The stock traded at over $9.00 per share that year. In his letter to you, Bob Tidball asks that you only look at the stock price since December 1994. Bob may have forgotten about his first five years as President; we are sure many of you would also like to forget them. With respect to Tidball's claim that Gary Engle's "Net Income" figures are misleading, we can only add up the reported net income for the years 1992 through 1996 and arrive at cumulative losses of $22.7 million. Moreover, we find it strange that Bob defends his performance by stating that PLM actually had net income of $1.7 million. We hardly think that $1.7 million of cumulative net income over a five year period given a beginning equity base of over $60 million at December 31, 1991 is anything to brag to investors about.

          WHAT DO DINING IN PARIS, FRANCE; HORSEBACK RIDING IN THE
         AUSTRALIAN OUTBACK; WATCHING A RODEO AT THE CALGARY STAMPEDE
             AND RIVER RAFTING IN ASPEN, COLORADO HAVE IN COMMON?

These are just some of the perks that Bob Tidball and other members of PLM's management team have enjoyed at your Company's expense within the past 24 months. Given the cumulative losses reported by PLM over the past five years, these sort of boondoggles are inappropriate at best. We should all be asking what the return on this investment has been, and whether PLM also picked up the travel expenses for spouses of PLM's management who accompanied them to these events. It's time to let management know that you have had enough.

                  TAKE A MINUTE AND COMPARE THE NOMINEES.


   Committee Nominees                                 PLM's Nominees
Malcolm G. Witter                                Robert N. Tidball

-- Vice President of Finance  XYPOINT            -- CEO of PLM International 1989 - present.
   Corporation 1994-1995. Private Client         -- Presided over the stocks decline from over
   Services Bear, Stearns & Co. 1984-1994.          $9.00 to $3.25 per share.
-- Stockholder of 193,000 shares of PLM          -- Wants investors to believe he and his
   stock all purchased with his personal            strategic plan are responsible for the stock's
   funds.                                           recent increase, despite the fact that during
                                                    this period Equis has made a $5.00 offer for
                                                    PLM and a new investor also seeking to maximize
                                                    stockholder value bought over a half a
                                                    million shares in less than 36 days.

Hans Peter Jebsen                                Robert L. Witt

-- Chairman of SKS OBO Holding Limited.          -- CEO and Chairman of Hexcel Corporation
   Board member of Kristian Gerhard Jebsen          1988 to 1993. Hexcel filed for bankruptcy
   Skipsrederi A/S.                                 protection under Chapter 11 5 months
                                                    after his departure.(1)

(1) We are aware that PLM's Proxy Statement states the following: After Hexcel Corporation filed for protection under Chapter 11 of the Bankruptcy Laws in December 1993, Mr. Witt was asked to assist shareholders of Hexcel as a member of the Equity Committee. In 1995 Hexcel emerged from Chapter 11 having paid its creditors 100 percent of outstanding obligations plus
    5 percent interest. Subsequently, Hexel's stockholders elected Mr. Witt back on the Board of Directors, from which he resigned in February 1995.

              THE COMMITTEE'S PROMISE TO STOCKHOLDERS IS SIMPLE.
                  ENACT CHANGE THAT WILL FORCE A SALE OF PLM
                            TO THE HIGHEST BIDDER.

Gary Engle has made no promises other than the objectives stated above. His company, Equis Financial Group, has offered to buy PLM for $5.00 per share in CASH. This offer was rejected by PLM without so much as engaging in a constructive discussion with Equis or inquiring if Equis was willing to increase its offer. PLM refused to even meet with Equis prior to its rejection. We should ask if PLM's refusal to discuss an offer for the Company is anything but a tactic to stall until after the Annual Meeting in hope of getting off the hook for another year.

Let's look at the alternative. If you don't vote with the Committee, you vote with a management team that has:

1. Clearly indicated that it will not even discuss a sale of the Company

2. Presided over the cumulative loss of over $22 million from 1992 through
   1996

3. Exposed your Company to securities litigation that could deplete the value of your investment

4. Appeared to be more concerned with their travel and entertainment perks than giving the stockholders a fair break.

It is clear from management's letters and actions that they believe you should continue to trust them to invest your capital. If you do not agree and would like to see positive change, including the possibility of a sale of the Company to the highest bidder, you must vote the GREEN CARD and support the election of the Committee's Board of Directors nominees. Let PLM management know that you have had enough. It's not too late. Support the Committee by mailing in your GREEN CARD today. Thank you.

Sincerely,


PLM Stockholders Committee


                       YOUR VOTE IS EXTREMELY IMPORTANT

No matter how many or how few PLM shares you own, please vote FOR the COMMITTEE NOMINEES and IN FAVOR OF the COMMITTEE PROPOSALS by SIGNING, MARKING, DATING and MAILING your GREEN PROXY CARD in the enclosed postage-paid envelope. If you wish to vote for our nominees and in favor of our proposals, you must submit the enclosed GREEN PROXY CARD and must not later submit PLM's white proxy card.

If you have already voted and returned PLM's white proxy card, you have every legal right to change your mind and vote FOR OUR NOMINEES and IN FAVOR OF the COMMITTEE PROPOSALS by simply submitting a later dated GREEN PROXY CARD.
Only your latest dated proxy card will be counted at the Annual Meeting.

If you own your shares in the name of a broker or other nominee, you must tell your broker or nominee how to vote your shares. Your broker or nominee cannot vote your shares without specific instructions from you. These instructions can be given by completing and returning the GREEN PROXY CARD today.

TIME IS OF THE ESSENCE. PLEASE VOTE AND RETURN YOUR COMPLETED AND SIGNED GREEN PROXY CARD TODAY.

If you have any questions or need assistance in voting your shares or in changing your vote, please contact William Fisk or Paul Hebert at the toll-free number listed below.

                            Corporate Investor Communications, Inc.
                                    111 Commerce Road
                                 Carlstadt, NJ 07072
                             Toll Free Telephone (800) 640-6242
                                 Facsimile (201) 804-8017